Exhibit (j)(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our reports dated December 11, 2003, relating to the financial statements and financial highlights appearing in the October 31, 2003 Annual Reports to Shareholders of Columbia Tax-Managed Growth Fund and Columbia Tax-Managed Value Fund (formerly Liberty Tax-Managed Growth Fund and Liberty Tax-Managed Value Fund, respectively), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants/Auditors of the Funds" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 1, 2004